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                                                               Exhibit 5.2

                      [LETTERHEAD OF ROGERS & HARDIN]

                             December 11, 1996

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019


Ladies and Gentlemen:

             We have acted as special counsel for Blue Bird Body Company, a Georgia corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-4, registration number 333-17515, (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission on December 9, 1996, as amended on December 11, 1996, relating to an offer to exchange (the "Exchange Offer") the Company's 10 3/4% Senior Subordinated Notes Due 2006, Series B (the "Exchange Notes") for an equal principal amount of the Company's outstanding 10-3/4% Senior Subordinated Notes due 2006 (the "Notes"). The Exchange Notes will be guaranteed on a senior subordinated basis (the "Guarantee") by Blue Bird Corporation, a Delaware Corporation (the "Guarantor" or "BBC"), which owns all of the capital stock of the Company.

             The Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of November 15, 1996 (the "Indenture"), among the Company, the Guarantor and The Chase Manhattan Bank, as Trustee (the "Trustee").


             In connection with this opinion, we have examined the Indenture, the form of the Exchange Notes (set forth as Exhibit A 2 to the Indenture) and such other documents, records and


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December 11, 1996
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other matters as we have deemed necessary or
appropriate in order to give the opinions set forth herein.

             We have, with your approval, assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies and the authenticity of the originals of such copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents, and oral and written


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December 11, 1996
Page 3

statements and representations, of officers and representatives of the Company and the Guarantor. We have not independently verified such information and assumptions.

             For purposes of the opinions set forth in B and C below, we have also assumed that (a) the Indenture and the Exchange Notes, contrary to their terms, are governed by the substantive laws of the State of Georgia and (b) after giving effect to a special cash dividend of $201.4 million to BBC, the Company was and is able to pay its debts as they become due in the usual course of business and the Company's total assets were not and will not be less than the sum of its total liabilities.

              Based upon and subject to the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and when the Registration Statement, including any amendment thereto, shall have become effective under the Securities Act and the Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended, it is our opinion that:

         A. the Company has been duly incorporated, and is validly existing under the laws of the State of Georgia, with corporate power and authority to execute, deliver, and perform its obligations under the Indenture and the Exchange Notes; and each of the Indenture and the Exchange Notes has been duly authorized by the Company;

         B. the Indenture constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

         C. the Exchange Notes, when duly executed and delivered by or on behalf of the Company in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee or an authenticating agent appointed by the Trustee in accordance with the terms of the Indenture, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms; subject, in the case of the opinions set forth in B and C hereof, to (a) bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditor's rights from time to time in effect; (b) application of general principles of equity (regardless of whether considered in proceedings in equity or at law) and the discretion of the court before which any proceeding therefor may be brought; (c) standards of commercial reasonableness and the implied covenant of good faith; and (d) public policy.

             In addition, the opinions expressed herein are subject to the following assumptions, exceptions, limitations, qualifications and comments:

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December 11, 1996
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         A.   We express no opinion as to whether a federal or state court outside New York would give effect to the choice of New York law provided for in the Indenture.

         B. We express no opinion as to the effect of the laws of any jurisdiction (other than the laws of the State of Georgia) wherein any holder of the Exchange Notes may be located which limit rates of interest that may be charged or collected by such holder.

         C. We express no opinion with respect to the lawfulness or enforceability of:

          (i) provisions relating to delay or omission of enforcement of rights or remedies, waivers of defenses, or waivers of benefits of any usury, appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation or other non-waivable benefits bestowed by operation of law;

         (ii) exculpation provisions, provisions relating to releases of unmatured claims, provisions purporting to waive immaterial rights, severability provisions and provisions similar in substance and nature to those described in the foregoing clause (i) and this clause (ii), insofar as any of the foregoing are contained in the Indenture; or

        (iii) indemnification or contribution provisions to the extent they purport to relate to liabilities from or based upon negligence or any violation of, or relate to rights of contribution or indemnification that are violative of, any law, rule or regulation or the public policy underlying any law, rule or regulation (including any federal, state or foreign securities law, rule or regulation).

         D. We express no opinion as to the effect on the Indenture, the Exchange Notes or the Guarantee, or on the opinions expressed herein, of any fraudulent conveyance laws.


             We are not members of the Bar of any jurisdiction other than the State of Georgia. The opinions herein are limited to the laws of the State of Georgia and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

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December 11, 1996
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             This opinion is rendered solely for your benefit in connection with the Exchange Offer. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a government agency or otherwise referred to without our prior written consent, except that we hereby consent (i) to the use of this opinion as an Exhibit to the Registration Statement and (ii) to your filing of copies of this opinion as an Exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving any such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                                   Very truly yours,


                                                   /s/ Rogers & Harden